Exhibit 10.1

2019 LivaNova Short-Term Incentive Plan

On February 21, 2019, the Compensation Committee (the "Committee") of the Board of Directors of LivaNova Plc approved our 2019 annual short-term incentive plan (the "2019 STIP") for our executive officers. Our chief executive officer, Damien McDonald, and chief financial officer, Thad Huston, as well as our other executive officers, are eligible to participate in the 2019 STIP.

Under the 2019 STIP, each participant is eligible to receive a target bonus amount calculated as a percentage of base salary, as specified in the participants' employment agreements, copies of which are on file with the Securities and Exchange Commission, or as determined by the Committee. The current target bonus percentage for each of the participants is as follows:

Target Bonus Percentage of Base Salary
Mr. McDonald	125%
Mr. Huston	90%
Mr. Manko	40%
Ms. Skeffington	70%
Mr. Wise	50%

Payment of the target bonus amount is conditioned on achievement of certain financial and non-financial objectives, as described below.

	Financial Objectives
	Net Sales	Adjusted Net Income
Mr. McDonald	45%	30%
Mr. Huston	35%	25%
Mr. Manko	35%	25%
Ms. Skeffington	35%	25%
Mr. Wise	35%	25%

“Net Sales” is defined as our net sales for 2019 at budgeted currency exchange rates, excluding net sales from any acquisitions in 2019. “Adjusted Net Income” is defined as our non-GAAP net income at reported currency exchange rates, after adjustments for the effects of acquisitions, divestitures, restructuring, integration, purchase price allocation and intangible amortization, special items, including 3T Heater Cooler remediation and significant and unusual litigation, including 3T Heater Cooler litigation, and equity compensation.

If the threshold for a financial objective is achieved, then the funding for that objective is scaled down or up for underachievement or overachievement, respectively, of the objective, as follows:

Percent Achievement of Sales Objective	Percent Achievement of Income Objective	Percent Funding for Objective
<97%	<90%	0%
97%	90%	50%
	Linear Interpolation: 1:16.67 (Sales) 1.50 (Income)
100%	100%	100%
	Linear Interpolation: 1:7.50
110%	110%	175%
>110%	>110%	175%

	Non-Financial Objectives
	Design	Clinical	Regulatory	Commercialization	Leadership
Mr. McDonald	10%	10%	15%	5%	̶̶
Mr. Huston	10%	10%	15%	5%	15%
Mr. Manko	10%	10%	15%	5%	15%
Ms. Skeffington	10%	10%	15%	5%	15%
Mr. Wise	10%	10%	15%	5%	15%

The non-financial objectives comprise product development projects that will drive revenue generation beyond 2019, plus a Leadership objective focused on developing our future leaders. The Design projects include two product development projects, each valued at 5% if the objectives are achieved within defined timelines. The Clinical projects are enrollment objectives for two clinical studies, each valued at 5%. The Regulatory projects include three regulatory submission objectives and a fourth project, together valued at 15%, and the Commercialization objective is a commercial launch objective valued at 5%. Together, the nine product development project objectives represent 25% of each executive’s target bonus, but total 40% if all objectives are achieved, representing a potential overachievement of 15%. The Leadership objective is valued at 15% and cannot be overachieved.

The table below shows the minimum and maximum achievement of the target short-term incentive payment under the 2019 STIP.

	Minimum	Maximum
Mr. McDonald	0%	171%
Mr. Huston	0%	145%
Mr. Manko	0%	145%
Ms. Skeffington	0%	145%
Mr. Wise	0%	145%

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